Exhibit 99.1

Conference Call Transcript

SCST — Q2 2006 Saia formerly SCS Transportation Earnings Conference Call

Event Date/Time: Jul. 21. 2006 / 8:30AM CT

PRESENTATION

Operator

Good morning. My name is Louanne, and I will be your conference operator today. At this time, I would like to welcome everyone to the Saia — formally known as SCS Transportation — second-quarter conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS).

I will now turn the call over to Mr. Greg Drown, Company Treasurer. Sir, you may begin your conference.

Greg Drown - SCS Transportation-Saia — Treasurer

Thanks, Louanne, and good morning, everyone. On the call this morning are Bert Trucksess, our Chairman and CEO, Rick O’Dell, our President, and Jim Bellinghausen, our Vice President of Finance and CFO.

Before we begin, you should now that, during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

With that, I will turn the call over to Bert.

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

Thank you, Greg, and good morning, everyone. Thank you for joining us. I am pleased to report, for the second quarter of 2006, we achieved significant increases in revenue, operating income, net income and earnings per share compared to last year’s second quarter. Saia continued to take share with the marketplace, and its growth exceeded both the general economy and industrial production in particular.

As you know by now, three weeks ago we announced that we completed the sale of Jevic. This transaction marked the conclusion of our board’s devaluation of strategic alternatives that formally commenced in late January, and we’re now solely focused on growing Saia. We also announced certain board and management appointments and the relocation of our corporate headquarters to Duluth, Georgia. In light of these developments, we have rebranded the Company’s corporate identity to Saia. Effective yesterday, the Company’s name was changed to Saia, Inc. and effective Monday, July 24; our stock will be trading on NASDAQ under the new ticker symbol, SAIA, which is spelled S-A-I-A. These changes reflect the Company’s singular focus on our sole operating company. By the way, for those of you who might not know, Saia is the name of the founding family who started the business in Houma, Louisiana in 1924.

Before I turn the call over to Jim Bellinghausen, who will discuss our second-quarter and first-half results, let me just say that I strongly believe that Saia, under Rick O’Dell’s continued leadership, is well positioned for continued profitable growth and value creation. As you know, Rick was recently appointed a Director and President of the Company, and he will be succeeding me and CEO following a transition period which we expect to complete by calendar year end. I have worked with Rick for over ten years now and his achievements and experience at Saia make him uniquely qualified to lead the Company. As we are now a single-segment business, this is a natural succession of leadership, and it was my recommendation for Rick to take the helm of the new company. I look forward to a meaningful role as non-executive Chairman and will remain a significant individual shareholder of the Company. Our board is confident that the continued execution of Saia’s strategic initiatives will create outstanding value for our shareholders.

With that, I would now like to turn the call over to our CFO, Jim Bellinghausen. Jim?

Jim Bellinghausen - SCS Transportation-Saia — VP Finance, CFO

Thanks, Bert.

Before I discuss our results as a basis for my prepared remarks, let me remind everyone that the current quarter and historical financial results have been adjusted to reflect Jevic as a discontinued operation. We’ve made available, on our Web site, adjusted quarterly historical operating results from continuing operations for the first half of 2006 and all of 2005. Holding company management fees previously allocated to Jevic have been removed from discontinued operations and charged to continuing operations in accordance with GAAP. Additionally, income taxes have been reallocated between continuing and discontinued operations, based on estimated separate-company effective tax rates and no interest charges have been allocated to discontinued operations.

That said, revenue from continuing operations for the second quarter was 225 million, up over 21% from the second quarter of 2005. Operating income from continued operations for the quarter was 17 million, an increase of 51% from 11.3 million in the second quarter of 2005. Income from continuing operations in the second quarter of 2006 was 9 million or $0.60 per share. Excluding the $1.7 million of restructuring charges, earnings per share from continuing operations would have been $0.07 greater. This compares to 5.3 million or $0.35 per share in the prior year’s quarter.

As you may recall, during the second quarter of 2005, Saia reported expenses of approximately $2.5 million related to an accident and an employment-related lawsuit.

In connection with the sale of Jevic, we recorded, as discontinued operations, a non-cash, after-tax charge of $44 million or $2.96 per share. The non-cash charge is slightly lower than the preliminary estimate we provided in our June 30 announcement regarding the sale. In addition, the Company recorded as discontinued operations a loss from operations of Jevic for the quarter of 900,000 or $0.06 per share.

The second-quarter 2006 results include 1.7 million of an estimated 2.6 million in restructuring charges to be incurred relating to the relocation and consolidation of the holding company. We anticipate the remaining $1 million to be incurred in the second half of this year. These restructuring charges are largely for severance benefits and stay incentives through the transition period.

Net holding company costs for the quarter also reflect a $400,000 benefit largely due to the impact of relative stock price performance on equity-based compensation plans, versus 400,000 expense in the prior-year quarter. Net holding company costs for both the current and prior-year quarters are higher by about $500,000, as no corporate management fee was allocated to discontinued operations.

For the first six months of 2006, revenue from continuing operations was 429 million, an increase of 22% from the same period last year. First-half operating income from continuing operations was 25.6 million, an increase of 31% from 19.5 million during the first half of 2005. Income from continuing operations for the first six months of 2006 was up 48% to 12.9 million from 8.7 million in the prior year six months. On a per-share basis, our first-half 2006 earnings from continuing operations were $0.87 per share, an increase of 53% over the last year’s $0.57 per share.

Our effective tax rate from continuing operations for the quarter was 38.7% and reflects a one-time, $300,000 tax credit recognized in the current quarter. We project our consolidated effective tax rate from continuing operations to be around 39.2% for the full year.

At June 30, 2006, our total debt was 112 million and our debt-to-capital ratio was 36%. Our net debt to capital ratio was 25% as a result of the Company’s 48 million cash balance, which reflects proceeds from the sale of Jevic. As a reminder, the sale of Jevic resulted in an estimated cash purchase price of 40 million subject to a final working capital adjustment and is net of 1.3 million of transaction fees. In addition, the Company anticipates a $12 million current cash income tax benefit, which we will expect to realize in the third and fourth quarters of this year, resulting from structuring the transaction as an asset sale for tax purposes under Section 338 H-10 of the code.

Our consolidated net capital expenditures from continuing operations for the first six months of 2006 were 42 million. For the full year of 2006, we expect net capital expenditures from continuing operations of approximately $90 million, depending on the timing of strategic real estate projects.

Before I turn the call over to Rick, I would just like to remind everyone, as I discussed on our July 3 call, our forecasted 2006 holding company costs from continuing operations and before subsidiary allocations and restructuring costs are projected to be about $10 million. This assumes no significant change in equity-based compensation plans for the balance of the year. We expect that the consolidation of our headquarters and the elimination of the Jevic segment will allow us to achieve annual holding company cost savings of approximately $2 million in 2007. We expect 2007 earnings to benefit from these cost reductions as well as net interest savings resulting from the Jevic transaction proceeds.

That concludes my prepared remarks. I will now turn the call over to Rick O’Dell, who will discuss the operations in more detail. Rick?

Rick O’Dell — SCS Transportation-Saia — President

Thank you, Jim. Good morning, everyone.

Let me begin by saying how pleased I am to be appointed President of the Company. Those of you who don’t know me, I’ve been in the trucking industry since 1985 and have been with Saia since 1997, and I’ve served as the President and CEO of Saia for the past seven years. It’s been a pleasure working with Bert and Jim during the past ten years, and I really appreciate their support. I’m proud to lead this team of 7,300 of the hardest working, most dedicated employees in our industry, and it’s truly an honor to represent them as President.

With that said, I would like to give you my perspective of Saia, where we’ve been and where we see ourselves going. Most of you on today’s call know Saia very well. We are a leading multiregional LTL carrier that serves 30 states. Saia specializes in offering our customers a range of regional and inter-regional LTL services, including time-definite and expedited options. We also provide selected truckload services, primarily in backhaul lanes.

Looking back from 2001 through 2005, Saia achieved a five-year compounded annual growth rate of 16% for revenue and 30% for operating income. We successfully expanded Saia’s coverage from 12 states in 2000 to 30 states today. With this quarter’s results, Saia has achieved 18 consecutive quarters of year-over-year operating income improvement.

For the second quarter of 2006, Saia delivered another strong quarter, both financially and operationally. Jim has already touched on some of the financial highlights, including double-digit year-over-year improvements in revenue, operating income and earnings per share. Revenues benefited from both tonnage growth and a favorable pricing environment. Our LTL tonnage during the quarter increased 12% compared to the same quarter last year. This growth far outpaces the growth in the economy during the same period.

Our yield grew 8% over the second quarter of last year, and our operating income gains resulted from a combination of volume increases plus effective yield and cost management. I am pleased to report that our operating ratio, excluding restructuring charges, improved 220 basis points to 91.7 for the quarter.

We experienced strong growth across all of Saia’s regions during the quarter, which validates the strength of our company across regional boundaries. Synergy revenue, which we refer to as revenue from shipments moving between the nine states added in Saia’s 2004 acquisition of Clark Brothers and the pre-acquisition Saia 21 states continues to outpace the Company’s growth. In fact, this synergy revenue grew to over $80 million on an annualized run-rate by the end of the quarter, and that’s more than the entire Clark operation was doing when we acquired it just two years ago.

Our revenue growth rates have benefited from a number of successful marketing initiatives, as well as the consolidation and closure of competitors in recent years. Our higher-yielding base tariff business is up 29% on the strength of our industry-leading Extreme Guarantee product. In fact, revenue from our Extreme Guarantee customers increased 13% over the first quarter. As a reminder, the Extreme Guarantee program provides our customers a guarantee of the total customer satisfaction experience, from pick-up all the way through invoicing.

We continue to benefit from industry consolidation. Most recently, a small Florida carrier went out of business in May and it will add approximately $5 million in annualized revenue to Saia. We are able to benefit like this based on our ability to offer our customers the reliable, cost-effective services that they need. Another strength is certainly our 82-year history, which in our industry is a strong statement of our stability and the ability to consistently meet customer demands in a changing environment.

For those of you that are modeling our second half, please note that we will implement our annual market-based wage and salary increases for all of Saia’s employees around the first of August. The average increase is 2.6%, and it affects over 50% of our costs. Both the timing and the amount of the increase are similar to last what we did last year. In addition, second-half revenue projection should be built from the second-quarter run rates, adjusted for what we consider to be typical seasonal strengthening. Due to the fuel surcharge increases, hurricane disruptions and other factors, last year’s second half does not reflect the typical revenue trends. You should therefore moderate anticipated growth rates, particularly in the fourth quarter, when Saia had a very strong surge of business last year.

I believe that Saia has extremely favorable prospects for future growth and that we are well positioned to benefit from continued geographic expansion and industry consolidation. We currently operate in 30 states, and our strategy is to continue to expand the Saia footprint. So it will not only add volume from new customers, but (indiscernible) also provide the opportunity for additional volume in what we call synergy lanes. Saia is poised to increase our market share in new markets, including the Western and Midwestern regions where our brand continues to develop.

We are also focused on further growing our high-margin guaranteed expedited segment with our Guaranteed Select family of products. This is led by our Extreme Guaranteed product. Saia is the ninth largest LTL carrier in the country and a recognized leader in the fastest-growing LTL segment of high service, one and two-day regional business, which currently represent 85% of our shipments. As our geographic footprint expands, we will pursue related opportunities to penetrate the three-plus state interregional market with continued service enhancements that will generate growth.

That’s all I have for today. I’d like to turn the call back over to Bert.

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

Thank you, Rick.

In conclusion, our board strongly believes that Saia is well positioned for continued profitable growth and value creation. We believe that continuing to execute Saia’s strategic initiatives should generate outstanding returns for all of our shareholders, and we now have even greater resources to pursue these initiatives.

Now that our strategic process is complete, we plan to resume our investor communication practices and have plans to visit a number of markets in the near future to introduce Rick to as many shareholders as possible. If you would like to meet with us the next time we are in your area, please give us a call.

That concludes our prepared remarks here today. I would now like to open the call up to answer any questions you might have.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jordan Alliger, Deutsche Bank.

Sal Vitali - Deutsche Bank — Analyst

Good morning. [Sal Vitali] for Jordan Alliger. I have a question regarding the margin run-rate. You know, this quarter’s margin was about 8.3%. Is this typical of what you expect margins to be going forward? Can you give a little more sense for what you would consider a, say, longer-term revenue growth assumption that we should make? I mean, should we assume something around the 20% level for the next year or so?

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

Let me give a couple of comments here and then ask Rick to comment.

We certainly had a good second quarter and compared to last year’s second quarter, we didn’t have some of those noise items. As Rick mentioned in his comments, remember that we will have a wage increase kicking in in August, so that will be in effect.

As you look out in time, we believe that Saia does have significant opportunity to improve its margins. We’re not going to give specific targets, but we know that if you look at some of our best-in-class competitors, particularly some of the ones that have been in markets longer and have better levels of density, that there’s a lot of opportunity for improvement. In our case, we will also be looking at growth initiatives that we think are very powerful for long-term value creation. Sometimes those growth initiatives cause you to realize less short-term margin improvement, though we think, ultimately, it increases profitability potential.

Rick, do you want to add any comments?

Rick O’Dell — SCS Transportation-Saia — President

Yes, I would just say, absent any economic downturn or something extreme like that, we think our growth prospects are very favorable. We continue to develop our brand through some of our newer markets. Our Extreme Guarantee product is being well-received in the marketplace, so we certainly think our growth prospects are solid. I guess as Bert commented, from a margin standpoint, we’ve had a solid history of margin improvement and balancing that focus on absolute margin improvement as well as making investments in the Company that will allow us to continue to grow and strengthen our brand in the marketplace. We think there are plenty of opportunities for us to continue to achieve that over time.

Sal Vitali - Deutsche Bank — Analyst

Okay, and if I could just follow-up, on a year-over-year basis, looking at the margin expansion, I think we’re looking at over like 200 basis points from 2Q ‘05. Were there any particular items that account for a lot of that? Was it mostly cost?

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

Well, I think we had both revenue and cost improvements, but also remember, as we mentioned before, we had a significant accident and employment settlement last year. Jim, what was the amount of that?

Jim Bellinghausen - SCS Transportation-Saia — VP Finance, CFO

That’s $2.5 million in total that burdened Q2 ‘05 that we didn’t have in Q2 ‘06.

Sal Vitali - Deutsche Bank — Analyst

Okay, thank you.

Operator

Art Hatfield, Morgan Keegan.

Art Hatfield - Morgan Keegan — Analyst

Just a couple of quick questions — first, Jim, was there any reversal of the equity income accrual that you took in the first quarter, in the second quarter?

Jim Bellinghausen - SCS Transportation-Saia — VP Finance, CFO

Well, it’s a mark-to-market calculation, Art, and we did in fact record a benefit in continuing operations of 400,000 in the second quarter of ‘06, and that compared to a $400,000 expense that we had in the prior-year quarter. That $400,000 expense is probably more typical of what we would expect in terms of a run rate.

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

So in effect, Art, some the larger charge that we booked in the fourth quarter was in effect reversed in the second quarter, just because of the relative stock performance.

Art Hatfield - Morgan Keegan — Analyst

Correct. That was what I was trying to figure out, and your answer — very helpful for that.

The other question I had, and it’s just more of a curiosity question but, length of haul — do you guys measure shipment length of haul? If so, can you talk a little bit about how — if that has changed at all recently?

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

Yes, you can be assured we measure that. Rick, why don’t you review that?

Rick O’Dell — SCS Transportation-Saia — President

Yes. You know, as we continue to expand our geography, we are seeing some increase in length of haul. It’s moderated compared to — the growth rate of length of haul has moderated somewhat compared to immediately after some acquisitions, when you get some new geographies. We are at about 620 miles and it’s up about 5% year-over-year.

Art Hatfield - Morgan Keegan — Analyst

Perfect. Thank you very much, guys.

Operator

(OPERATOR INSTRUCTIONS). [Sonny Hong], [Sundial].

Sonny Hong - [Sundial] — Analyst

I just had two quick questions. I was wondering. First, in terms of guidance, when are you going to be able to give full kind of guidance on Saia? Then number two, I know you did touch upon on the first question but in terms of the 200 basis points or — I guess, compared to last year, it’s at roughly around 200 basis points of margin expansion. Where was that being driven by, and should we expect that to be kind of like the run-rate and something that’s going to be continued over time, or not, or if it’s more a one-time thing?

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

Okay, Sonny, the first thing — just as a policy matter, it is our policy that we do not provide future guidance, and that may be something we revisit in the future but for the present time, we do not plan to provide guidance.

Secondly, with respect to the margin improvement, I’ve come back to some of the comments that we just made and the current quarter had very good business trends, but the year-over-year comparison further benefited by the fact that we had that 2.5 million in avoided charges from a year ago, and so that created some of the year-over-year improvement. Then also, as Jim just mentioned, there was a swing in the equity compensation costs where we brought into income about 400,000 as opposed to what would normally be and expected cost.

Sonny Hong - [Sundial] — Analyst

But isn’t the increase in operating income roughly — my calculation is roughly around 5 million, so that would account for I guess a little over half of that.

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

Well again, the point is we did have a very good quarter and it was improved. It’s just that those events that we mentioned — that portion of the events would not be recurring. But it was a very good quarter.

Sonny Hong - [Sundial] — Analyst

I got it. Okay, okay.

Operator

Jason Seidl, Credit Suisse.

Jason Seidl - Credit Suisse First Boston — Analyst

Gentlemen, good morning. Just a couple of quick questions — I think if we just step back for a moment, can you guys give us a little sense on your outlook for the economy and what some of the shippers are saying to you? Rick, maybe you can answer that since you’re seeing some of that on the front lines.

Rick O’Dell — SCS Transportation-Saia — President

Yes, we continue to see the economy as being pretty solid, particularly from the industrial sector. So you know, I haven’t — we haven’t really seen any real softening. I think the environment in the transportation sector in particular is still pretty solid.

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

I would just add, Jason, the economic sources that we look at for guidance are still looking at kind of a consensus through 2007 by quarter in the 3 to 3.2% range, which is still pretty favorable.

Jason Seidl - Credit Suisse First Boston — Analyst

Okay. That’s sort of what I’m hearing from some of the shippers that I speak to on a regular basis.

Rick, obviously Saia is going to be in a great position going forward here now with the proceeds from the sale of Jevic. Can you talk to us a little bit about sort of what your vision is for expanding Saia and sort of what your — I don’t want to call it dream addition acquisition looks like, but could you give us a little sense of what you’re looking for in a company going forward?

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

Rick?

Rick O’Dell — SCS Transportation-Saia — President

Yes, go ahead.

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

I guess, first thing, Jason, remember, we’re looking at geographic expansion, but also we are looking at further building out — (multiple speakers).

Jason Seidl - Credit Suisse First Boston — Analyst

Sure, I understand that — (multiple speakers).

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

(Multiple speakers) — Geography.

Rick O’Dell — SCS Transportation-Saia — President

We are anxious to continue to expand our footprint. Obviously, there are some attractive markets in the Upper Midwest and the Northeast that we would like to enter into, certainly over a period of time. There’s a good opportunity. If you look at the benefits that we’ve achieved from the synergy revenue, from the expansions we’ve made since 2001, they are significant and we expect them to have a positive on our growth rate long-term as well. Those markets are kind of critical for us, I guess.

You know, the things we look at when we look at an acquisition candidate, we like someone that has certainly a solid market presence, coverage. We prefer them to have good profitability, although we merged with Westex and Action and they were at about a breakeven type level and achieved improvements with operating execution in that market. You know, it was a different acquisition with Clark Brothers, where they had more of the 94 type of operating ratio. You look for someone with a strong brand, allow you to kind of jump into the marketplace there. Minimal overlap — we find that integrations with a lot of overlap terminals add to your complexity and have some additional charges associated with that. So those are the key factors that we’re looking for in terms of expanding our geography. Our organization has a good history of accomplishing integrations, and there’s a lot of work in the detail of doing that, going through the execution process. But we think our organization is ready to move forward when we find the right opportunity.

Jason Seidl - Credit Suisse First Boston — Analyst

Okay. Rick, you know, I talk to many carriers out there, and a lot of them seem to get the sense that there’s the acquisition market, sort of at least from the amount of people out there, (indiscernible) potentially for sale has picked up a bit. Are you seeing the same thing here recently compared to, say, a year ago?

Rick O’Dell — SCS Transportation-Saia — President

You know, we are kind of — because our candidate list I would say is probably fairly small and it’s about the similar number of people as what we’ve looked at in the past, so I don’t know that I see much difference in that.

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

In fact, the other side of that, Jason, too, is there continues to be companies that go out of business that are in that 50 million to 100 million-type range too, so while some things are going on, there has also been consolidation that makes fewer candidates even around.

Jason Seidl - Credit Suisse First Boston — Analyst

Bert, do you get the sense that there’s a couple of more candidates on the brink of going out, such as SuperTransport just did?

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

I think there’s always potential for that in the marketplace, and I’m not going to give out names but I think there’s some companies. I don’t believe that we are likely to see the type of consolidation benefit in the next 12 months that this particular company saw in 2005, for example. One of the reasons for our very strong growth rate has been the fact that we had several companies go out of business in 2005. So yes, I think there will be future potential but 2005 was actually kind of an unprecedented opportunity here for us.

Rick O’Dell — SCS Transportation-Saia — President

I would also add that I think it’s kind of an interesting marketplace in that you see that — I’ve never seen such a time when there is so much difference between the haves and have-nots, and you see a number of carriers that certainly have success and growth and that are achieving record operating margins, and you have some other carriers that are really struggling and going out of business. So I guess, from that perspective, maybe it has changed the marketplace and people are looking a little bit at what they need to do to be successful over the long-term.

Jason Seidl - Credit Suisse First Boston — Analyst

Fair enough. Gentlemen, I thank you for the time and nice quarter.

Operator

[Sakishtan Bell], [S.J.] Consulting Group.

Sakishtan Bell - [S.J.] Consulting Group — Analyst

Good quarter and congratulations, Bert, for all of the strategic changes you’ve bought at the Company.

I want to follow up on Jason’s comment with respect to the future direction. In addition to some of the regional expansions that you’re looking for, what’s your thought on the long-haul market from the perspective that you will have a much larger footprint? You already have one and you’re going to expand that further. Are you challenged or limited in offering service from, let’s say, California to the Northeast or the Southeast? Is that of interest to you? If not, why not?

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

You know, if you go back in time, Saia has done an excellent job at managing change and taking advantages of change in the marketplace. As we go forward and continue to fill out the map, we will be focused on what creates value for the customer; we will be focused on cost, cost management, efficiency management, and be looking to be smart about our pricing. Certainly, as we expand the map, as we build density in lanes, to the extent there’s a customer demand for Saia to offer additional long-haul lanes and services, we will be looking to do that and over time we will be evolving our assets to support whatever makes sense in the marketplace. So we are very open-minded to be responsive to opportunities that create value for the customer and value for the shareholder.

Sakishtan Bell - [S.J.] Consulting Group — Analyst

But as a little follow-up on that, do you feel that from the way the regional and long-haul markets have default in the LTL, you have long-haul guys who have struggled to compete in the regional space and the regionals have not done much growth in the long haul. Now, you have FedEx that is going to have a separate network for regional and long haul. Do you get a sense that, the way the markets are in the LTL, that there are some limitations to be able to do both very effectively? Which means that you will have to concentrate largely on the one and two-day markets for continued growth?

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

You know what? Again, I think, today — Rick, what is our percent in long haul? Is it like 13%?

Rick O’Dell — SCS Transportation-Saia — President

It’s about 15% in a three-plus day market, and that has changed from where we were at 90. We were at 90% overnight and second a 2.5 years ago. So the segment is growing as an overall percentage but quite frankly, the majority of that is in some three-day lanes.

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

So I think you’ll see us focus on the next-day and second-day lanes, but as the density builds, we will be in a position — and maybe the keyword here is selective — to selectively take advantage of an increasing number of long-haul lanes.

Sakishtan Bell - [S.J.] Consulting Group — Analyst

Just a couple of other things related to it is, one, as you produce regional other companies for acquisition, there are so much interlined business that these carriers do as part of your criteria that you mentioned about companies you are going to be looking at, does that play a factor in how much inter-regional or inter-line they are doing which they may be doing with their competitors that limits what your options are?

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

Absolutely. When you do a business case, you look at all the pros and cons. If there’s a company that has a significant amount of interline business, you would assume that if you buy that company, all the business goes away. So you would build that into your business case.

Sakishtan Bell - [S.J.] Consulting Group — Analyst

The last one would be there are a lot of LTL carriers who are offering other services besides LTL, (indiscernible) international. Is that anything on your horizon, including you have got a truckload presence — that you would be looking to do something in those areas, that that going to come after you build out your LTL network?

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

Well, I think I will give you the short-term answer that, for the foreseeable future, we see our business offerings being supplemental to our core LTL capability. As we go out in time, I’m sure Rick O’Dell as the new leader will be attentive to looking at whatever opportunities might make sense for the customer and the shareholder.

Sakishtan Bell - [S.J.] Consulting Group — Analyst

Great. Thanks very much, Bert, and congratulations, Rick, for a bright future there.

Operator

There are no further questions at this time. I will now turn the call back over to Mr. Trucksess for any closing remarks.

Bert Trucksess - SCS Transportation-Saia — Chairman, CEO

That concludes our call and we look forward to talking to everybody in October. Thank you very much.

Operator

This concludes today’s conference call. You may now disconnect.